Exhibit 99.5

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated the 9th day of January, 2015 (the “Effective Date”), is made by and among Patrick Industries, Inc., an Indiana corporation (the “Company”), and Tontine Capital Partners, L.P., a Delaware limited partnership (the “Seller”).

The Company desires to repurchase 100,000 shares (the “Shares”) of its common stock, no par value (the “Common Stock”) from the Seller for the consideration and under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, agreements and covenants herein, the parties hereto hereby agree as follows:

1.                                      Sale and Purchase.

a.                                      For the consideration set forth below, the Seller shall sell, assign, and transfer to the Company on January 9, 2015 (the “Settlement Date”) the Shares free and clear of all security interests, pledges, mortgages, liens, charges, encumbrances, adverse claims, restrictions, or other burdens or encumbrances of any kind (“Encumbrances”).

b.                                      As consideration for the purchase of the Shares, the Company agrees to purchase the Shares from the Seller and shall pay to the Seller on the Settlement Date a purchase price of $43.85 per share, or an aggregate cash purchase price of $4,385,000, payable by wire transfer in immediately available funds on the Settlement Date.  On the Settlement Date, the Seller shall deliver to the Company such assignments or instruments of conveyance and transfer, in form and substance satisfactory to the Company and its counsel, as shall be effective to vest in the Company all of the Seller’s right, title and interest in and to the Shares.

2.                                      Acknowledgment.   The Seller acknowledges that it is experienced, sophisticated and knowledgeable in trading of securities of public companies and that the Seller has been given the opportunity to seek any information and ask any questions of the Company which it deems necessary in order to make an informed decision with respect to the sale of the Common Stock.  The Seller represents that it has, based on such information as it deemed adequate and appropriate, made its own independent investigation and evaluation of the financial condition of the Company and the value of the Common Stock without any reliance on the Company.

3.                                      Representations and Warranties of the Seller and the Company.  The Seller represents and warrants to the Company that (a) the Seller is the sole beneficial owner of the Shares; (b) other than the Seller, no person has a right to acquire or direct the disposition of, or holds a proxy or other right to vote or direct the vote of, any of the Shares; (c) the Seller has good and valid title to the Shares, free and clear of any Encumbrances; (d) the sale by the Seller of the Shares and the delivery of the Shares to the Company against receipt of payment to the Seller under this Agreement will transfer to the Company good and valid title to the Shares, free and clear of all Encumbrances; and (e) this Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

The Company represents and warrants to the Seller that this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms and the Company has the full power and authority to purchase the Shares and otherwise perform its obligations under this Agreement.

4.                                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law.

5.                                      Non-Assignment.  Neither the Seller nor the Company may assign any rights it may have relating to the Shares or this Agreement without the prior written consent of the other party.

6.                                      Counterparts.  This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

7.                                      Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive the closing of the transaction contemplated herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date set forth above.

PATRICK INDUSTRIES, INC.

By:	/s/ Andy L. Nemeth
Name:	Andy L. Nemeth
Title:	Executive Vice President - Finance and Chief
Financial Officer

SELLER:

TONTINE CAPITAL PARTNERS, L.P.

By:	Tontine Capital Management, L.L.C, its general partner

	By:	/s/ Jeffrey L. Gendell
Jeffrey L. Gendell, as managing member

Signature Page to Stock Purchase Agreement